Exhibit 99.1

Taylor Capital Group Completes Capital Transaction

New Capital Will Strengthen Balance Sheet, Support Future Growth

Rosemont, IL – May 28, 2010 – Taylor Capital Group, Inc. (Nasdaq: TAYC), the holding company of Cole Taylor Bank, one of Chicago’s leading middle market commercial banks, today announced that it has completed the previously disclosed transactions with investors. The amount funded was $66 million in capital through the private placement of approximately $32 million of non-cumulative, convertible preferred stock and approximately $34 million of subordinated debt by Taylor Capital Group. An additional $9 million, funded by an existing investor, is being held in escrow at Cole Taylor Bank pending regulatory review and approval.

As previously announced, the investors in the offering include Harrison I. Steans, Jennifer W. Steans, members of the Taylor family, several members of Cole Taylor Bank’s management and a number of Chicago-based investment firms and individuals.

The net proceeds of the transactions will primarily be used as an ongoing source of strength for the balance sheet and regulatory capital of the Company and Cole Taylor Bank, and to support the Company’s future growth plans. Keefe, Bruyette & Woods, Inc. served as financial advisor to Taylor Capital Group in connection with these transactions.

About Taylor Capital Group, Inc. (NASDAQ: TAYC)

Taylor Capital Group, Inc. is a $4.5 billion bank holding company for Cole Taylor Bank, one of Chicago’s leading middle market commercial banks. Cole Taylor specializes in serving the banking needs of closely held businesses and the people who own and manage them. Cole Taylor is a member of the FDIC and an Equal Housing Lender.

Cautionary Note Regarding Forward-Looking Statements

Certain statements included in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995, including statements about the terms, timing, completion and effects of the proposed transactions. The Company may not be able to complete the transactions on the terms described above or other acceptable terms or at all because of a number of factors, including the failure to satisfy closing conditions in the definitive agreement, and even if the transactions are consummated the Company’s future growth plans may not be successful. Factors that may affect the business or financial results or condition of the Company are described in the Company’s filings with the SEC, including the risk factors and other disclosures in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC on March 29, 2010. Stockholders and other readers are urged to consider these risks carefully in evaluating the forward-looking statements made herein and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and, except as required by the federal securities laws, the Company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events, circumstances or developments.

Media Contact:	Ilene Stevens
847-653-7731

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